UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (date of earliest event reported): May 24, 2004

HYPERTENSION DIAGNOSTICS, INC
(Exact name of Registrant as specified in its charter)

Minnesota	0-24635	41-1618036
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

2915 Waters Road, Suite 108 Eagan, Minnesota		55121
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: 651-687-9999

TABLE OF CONTENTS

SIGNATURE
EXHIBITS

Items 1 through 4 and 6 through 12 are not applicable and therefore omitted.

Item 5.  Other Events and Regulation FD Disclosure.

On May 24, 2004, Hypertension Diagnostics, Inc. (“HDI”) agreed to extend the exercise date of warrants to purchase shares of its common stock, $0.01 par value per share (“Common Stock”), and Series A Preferred Stock, $0.01 par value per share, granted in connection with HDI’s offering, which closed on August 28, 2003 (the “August Offering”).  The warrants, which would have expired on May 28, 2004 (the “May 28 Warrants”), were extended to expire on June 15, 2004.  In addition, for those holders who exercise with respect to at least fifty percent (50%) of the shares underlying their May 28 Warrants, HDI has agreed to extend the exercise date of such May 28 Warrants for an additional period, expiring November 9, 2004.

Also, on May 24, 2004, HDI agreed to reduce the exercise price on those warrants to purchase Common Stock and Preferred Stock that were granted in connection with the August Offering, and which expire on August 28, 2008 (the “August 28 Warrants”), from their existing exercise price of $0.30 per share of Common Stock, and $3.60 per share of Preferred Stock, to $0.25 and $3.00 per share of Common Stock and Preferred Stock, respectively.  In order to receive the benefit of the exercise price reduction, holders of the August 28 Warrants must first enter into a lock-up agreement containing restrictions on their sale of Common Stock, which restrictions lapse over a period of approximately one (1) year.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

HYPERTENSION DIAGNOSTICS, INC.

	By	/s/ Mark N. Schwartz
Its Chairman of the Board and Chief Executive Officer

Dated: May 27, 2004